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                                                                   Exhibit 4.33




                                PROMISSORY NOTE


DATE:      AUGUST 25, 2000

AMOUNT:  $30,000.00


For value received, the undersigned Affinity International Travel Systems, INC., a Nevada corporation (the "Promisor"), 100 SECOND AVENUE SOUTH, SUITE 1100, ST. PETERSBURG, FLORIDA 33701, principal, jointly and severally, promises to pay to the order of SCHOEMANN VENTURE CAPITAL, L.L.C., a Delaware limited liability company (the "Payee"), at 3904 WHEAT DRIVE, METARIRE, LOUISIANA 70002 (or at such other place as the Payee may designate in writing), the sum of $30,000.00 with interest from August 25, 2000 on the unpaid principal at the rate of 5.00% annually.

For value received and as consideration for making this loan, the company recognizes that Schoemann Venture Capital, LLC has certain expertise in business, management, investment and financial matters, which would be beneficial to the Company and its subsidiaries. Accordingly, the Company and the undersigned shall enter into a consulting agreement on terms and conditions mutually acceptable to the Company and the undersigned.

The unpaid principal and accrued interest shall be paid in full by September 11, 2000 (the "Due Date"), at which time the remaining unpaid principal and interest shall be due in full.

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

The Promisor promises to pay a late charge of $25.00 per day, from the Due date until the unpaid principle and interest have been paid in full.

The Promisor reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Promisor promises to pay all costs of collection, such as any reasonable cost of travel, food, and lodging and reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

In addition the Promisor promises to pay all expenses incurred by the Payee during the conduct of its due diligence investigation in the pursuit of arranging this loan for the Promisor.

If any of the following events of default occur at the option of the Payee, this Note and any other obligations of the Promisor to the Payee shall become due immediately, without demand or notice:

1) The failure of the Promisor to pay the principal and any accrued interest in full on or before the Due Date.

2)   the death of the Payee;

3)   the filing of bankruptcy proceedings involving the Promisor as a debtor;

4)   the application for appointment of a receiver for the Promisor;



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5)   the making of a general assignment for the benefit of the Promisor's creditors; or

6)   the insolvency of the Promisor.

In addition, the Promisor shall be in default if there is a sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note. Notwithstanding the foregoing, Promisor shall have five (5) days from the occurrence of an event of default to cure any such default before the Payee may exercise any of the rights and remedies contained herein.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this Note, or assignment by the Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

This Note shall be construed in accordance with the laws of the State of Louisiana.

This Note is made, and the proceeds received hereunder shall be used, solely for commercial purposes.

Signed this 25th day of August, 2000, at St. Petersburg, Florida.

Promisor: Affinity International Travel Systems, Inc.



By: /s/ Daniel G. Brandano
   ------------------------------------------
        Daniel G. Brandano
        President and Chief Executive Officer